CONTINUING SERVICE AGREEMENT

     This CONTINUING SERVICE AGREEMENT ("Agreement") is made as of February 9, 1999 ("Signing Date") by and between CNA Financial Corporation, a Delaware corporation ("Corporation"), and Dennis H. Chookaszian ("Executive").

         WHEREAS, Executive has been employed by the Corporation for more than twenty-three years, has served as the Chairman of the Board and Chief Executive Officer of the principal insurance subsidiaries of the Corporation ("CNA") since 1992 and has provided valuable service to the Corporation over the term of his employment; and

         WHEREAS, Executive and the Corporation have entered into an Employment Agreement, dated December 31, 1995, governing the terms and conditions of Executive's employment ("Employment Agreement"); and

         WHEREAS, in order to facilitate an orderly management succession, Executive has agreed to retire as Chairman and Chief Executive Officer of CNA effective as of February 9, 1999, and to retire as an employee effective as of the Effective Date (as defined in Section 1 hereof) and, to the extent mutually agreeable to the Corporation's board of directors and Executive, to serve as the Chairman of the Executive Committee of the Corporation's board of directors beginning on February 10, 1999; and

         WHEREAS, the Corporation desires to avail itself of Executive's experience in executing an orderly transition of the management of the Corporation and the continued involvement of Executive in the business of the Corporation following Executive's retirement and relinquishment of his present position by engaging and retaining Executive to provide certain services to the Corporation with respect to the business of the Corporation and CNA to the extent mutually agreeable to the Chief Executive Officer of CNA and Executive;

         NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, Executive and the Corporation, intending to be legally bound, hereby agree as follows:

         1.  Services to be Provided.

         A. Consulting Services. During the Service Period (as defined below), Executive shall be available to provide such services to the Corporation as the Chief Executive Officer of CNA may reasonably request. Such services may include, by way of illustration, advice and assistance with respect to (a) general corporate and organizational matters, (b) development and marketing of products, (c) customer and distribution force relations (including, but not limited to, promotional appearances and speeches, (d) strategic directions and business unit strategies, (e) cost reduction and organizational efficiencies,
(f) insurance industry and trade organizational matters, or (g) service on the Corporation's board of directors. The foregoing notwithstanding, Executive shall not be required to perform any specific services, to provide services at any specific location, or to be present at the Corporation's offices during any specific periods, rather Executive shall perform only such services and only on such terms as shall be mutually agreeable to Executive and the Chief Executive Officer of CNA. All such services shall be provided as an independent contractor and not as an employee. Executive agrees that, on the Signing Date, he will sign and deliver to the Corporation a resignation letter substantially in the form of Exhibit A hereto.

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         B. Board Services. Executive shall be elected Chairman of the Executive
Committee of the Corporation's board of directors on February 10, 1999. If elected to serve and if Executive agrees to serve on the board of directors of the Corporation, Executive agrees to waive any and all fees, compensation, and remuneration of any kind which he may otherwise be entitled to receive as a director of the Corporation; provided, however, that the foregoing waiver shall not affect his right to defense and indemnification with respect to claims to the extent provided in the Corporation's by-laws; and further, provided, that such waiver shall not extend to any fees, compensation, and remuneration to which he may be entitled to receive as a director of any subsidiary or affiliate of the Corporation.

         C. Assistance with Claims. Executive agrees that, during the Service Period, he will be available, on a reasonable basis, to assist the Corporation and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the Corporation or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Corporation if he is requested
(i) to testify or otherwise become involved in connection with any Claim against the Corporation or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Corporation or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Corporation or any of its subsidiaries or affiliates relating thereto.

         D. Service Period. The "Service Period" shall be the period beginning April 1, 1999 (the "Effective Date") and ending on the Cessation Date, which shall be September 19, 2008 or such earlier date determined in accordance with this Agreement. The "Cessation Date" shall be the Cessation Date elected by Executive by advance written notice to Corporation, if earlier than September 19, 2008.

         2. Pre-Effective Date Compensation. For the period January 1, 1999 through March 31, 1999, Executive shall be paid Base Salary in the amount of $700,000 (i.e., at a rate of $2,800,000 per annum. Executive shall be paid $900,000 in settlement of his award under the Corporation's Incentive
Compensation Plan for 1998, subject to the approval of the Incentive Compensation Committee of the Corporation's board of directors, with such amount to be paid at the time specified in the plan (which is expected to be on or about March 8, 1999). Executive agrees that such payment is in full and final settlement and satisfaction of all rights he has to receive payments under the Corporation's Incentive Compensation Plan for fiscal year 1998. The Executive shall not be eligible to receive a payment under the Incentive Compensation Plan for 1999.
         3. Compensation. Subject to the provisions of this Agreement, and in consideration of the services and duties agreed to be rendered and performed by Executive under Section 1 hereof, for holding himself available to render those services, and for the covenants contained in Section 4 hereof, the Corporation hereby covenants and agrees to provide for the payment of the compensation (including benefits) specified in this Section 3, without payment of additional compensation, except as otherwise mutually agreed. The Corporation shall, however, reimburse Executive for his reasonable out-of-pocket expenses, including travel expenses, incurred in connection with the provision of such services subject to the approval of Chief Executive Officer of CNA.

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         A.  Service Period Compensation.

     (i) For the period beginning on the Effective Date and continuing thereafter during the Service Period until the Cessation Date, Executive shall be paid a Consulting Fee, at a rate equal to the difference between $2,722,708 per year and the sum of the Deemed Qualified Retirement Plan Benefit and the Deemed Retirement Equalization Plan Benefit (as defined below). The Consulting Fee shall be payable in substantially equal monthly installments, with such amounts to be wire transferred by the Corporation to an account in the name of Executive maintained at a Chicago bank selected by the Corporation. (By way of illustration, as of the Signing Date, the Consulting Fee is projected to be at the rate of $2,080,236 per year for the period commencing as of the Effective Date and ending on Executive's 62nd birthday, and at the rate of $2,084,334 per year for the period commencing as of Executive's 62nd birthday.)

     (ii) For the avoidance of doubt, it is recited here that, during the Service Period, Executive shall be considered to be retired from the Corporation on the Effective Date for purposes of determining his eligibility to receive benefits under the Qualified Retirement Plan and the Retirement Equalization Plan (as defined below).

For purposes of this Agreement, the "Deemed Qualified Retirement Plan Benefit" shall be the benefit from the CNA Employees' Retirement Plan (the "Qualified Retirement Plan") in the form of a 50% joint and surviving spouse annuity commencing as of the Effective Date, with such amounts to be payable in accordance with the provisions of that plan. (By way of illustration, as of the Signing Date, such benefit is projected to be at the rate of $35,158 per year.) For purposes of this Agreement, the "Deemed Retirement Equalization Plan Benefit" shall be the benefit from the CNA Employees' Retirement Benefit Equalization Plan (the "Retirement Equalization Plan") in the form of a 50% joint and surviving spouse annuity commencing as of the Effective Date, with such amounts to be payable in accordance with the provisions of that plan. (By way of illustration, as of the Signing Date, such benefit is projected to be at the rate of $607,314 per year for the period commencing as of the Effective Date and ending on Executive's 62nd birthday, and at the rate of $603,216 per year for the period commencing as of Executive's 62nd birthday.) For purposes of determining the Deemed Qualified Retirement Plan Benefit and the Deemed Retirement Equalization Plan Benefit, the identity of Executive's spouse shall be determined as of the Effective Date.

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         B. Death of Executive.  If Executive's  death occurs during the Service
Period, the date of death shall be the "Cessation Date," the Service Period shall end, and the next following Sections (i) and (ii) shall apply:

     (i) For the period beginning on the date following Executive's death and continuing until September 19, 2008, inclusive, Executive's estate shall be entitled to supplemental survivor benefit payments at the rate equal to:

         (a)      $1,300,000 per year; reduced by

         (b) the Deemed Qualified Retirement Plan Benefit and the Deemed Retirement Equalization Plan Benefit deemed to be payable with respect the Executive's surviving spouse (and, purposes of calculating the deemed benefits, the identity of Executive's spouse shall be determined as of the Effective Date).

         Such supplemental survivor benefits shall be payable in substantially equal monthly installments, with such amounts to be wire transferred to an account in the name of Executive's estate (or such other beneficiary as determined in accordance with Section 5B hereof) maintained at a Chicago bank selected by the Corporation.

     (ii) In lieu of the benefit otherwise payable under the Retirement Equalization Plan, benefits shall be payable with respect to Executive under the Retirement Equalization Plan (or, in the discretion of the Corporation, under another non-qualified plan or arrangement maintained by the Corporation); with the amount of the benefit (if any) payable under this Section (ii) equal to the aggregate survivor benefits that would be provided under the Qualified Retirement Plan and Retirement Equalization Plan, determined based on provisions of those plans relating to survivor benefits, taking into account any elections applicable to Executive under such plans, and with the determination of the identity of Executive's spouse to be made immediately prior to the Effective Date; and determined as though (A) Executive's employment by the Corporation continued during the Service Period and ended on the Cessation Date; and (B) during the period of Executive's employment with the Corporation, he received compensation at the rate of $2,800,000 per annum.

         C. Pension After Service Period. If the "Cessation Date" occurs other than by reason of Executive's death (as described in Section B next above), then, in lieu of the benefit otherwise payable under the Retirement Equalization Plan, Executive shall be entitled to a benefit under the Retirement Equalization Plan (or, in the discretion of the Corporation, under another non-qualified plan or arrangement maintained by the Corporation), in an amount equal to:

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
     (i) the aggregate benefit that would be provided under the Qualified Retirement Plan and Retirement Equalization Plan, determined as though (I) Executive's employment by the Corporation continued during the Service Period and ended on the Cessation Date; and (II) during the period of Executive's employment with the Corporation, he received compensation at the rate of $2,800,000 per annum (provided that, for purposes of this Section (i), the identity of Executive's spouse shall be made as of the Effective Date); reduced by

     (ii) the Deemed Qualified Retirement Plan Benefit.

         D.  Deferral.

     (i) For each calendar year in the Service Period, Executive may elect, by filing an irrevocable written "Participation Election" with the Corporation prior to the beginning of such calendar year (in such form as the Corporation may reasonably require) to have an amount (an "Elective Allocation") credited to an account maintained on his behalf by the Corporation (the "Book Account"). For each month for which a Consulting Fee is paid, such amount shall be equal to the percentage of $216,666.67 (i.e., 1/12 of $2,600,000), not to exceed 16% of such amount, in whole multiples of 1% of such amount, with the same percentage applicable to each month within a year, all as elected by Executive in the Participation Election for the year; provided that there shall be a corresponding reduction in the amount of the Consulting Fee otherwise payable to Executive in accordance with Section 3A(i) hereof for that month (with the reduction to be applied to the amount otherwise payable in accordance with
Section 3A(i) hereof). For the portion of the Service Period beginning on the Effective Date and ending December 31, 1999, Executive shall be deemed to have elected, in accordance with this Section (i), to have an Elective Allocation equal to 16% of $216,666.67 for each month through December 31, 1999.

     (ii) For each month for which Elective Allocation is to be credited to the Book Account in accordance with Section 3D(i), the Book Account shall be credited with an additional amount (the "Matching Allocation") equal to 70% of the Elective Allocation for that month; provided that for purposes of determining the amount of the Matching Allocation, any portion of the Elective Allocation for the month that exceeds 6% of $216,666.67 shall be disregarded.

     (iii) Amounts shall be credited to the Book Account at the time determined under the rules applicable to the crediting of amounts attributable to salary reduction under the CNA Employees' Supplemental Savings Plan (the "Supplemental Plan"). For any period during which amounts are credited to the Book Account, they shall be credited with interest at the interest rates applicable to accounts maintained under the Supplemental Plan for the respective period. Executive's entitlement to distribution with respect to the amount credited to the Book Account shall be determined in accordance with the rules that apply to distributions under the Supplemental Plan, and determined as though Executive's employment with the Corporation terminated on the Cessation Date. The provisions of this Section D shall be administered by the committee responsible for administering the Supplemental Plan, in accordance with rules applicable to that plan.

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         E.  Benefits.

     (i) Health and Life. For the avoidance of doubt, it is recited here that, during the Service Period, Executive shall be considered to be retired from the Corporation on the Effective Date for purposes of determining his eligibility to receive coverage under the Corporation's retiree health and retiree life insurance arrangements. However, if there is a material reduction in the type or amount of benefits provided under the retiree health arrangements during the Service Period, the Corporation shall provide supplemental health coverage to Executive during the Service Period so that his coverage during the Service Period is not adversely affected by such reduction in the generally applicable retiree health coverage. At the Cessation Date, Executive (or, if applicable, his surviving spouse determined as of the Effective Date) shall have the right to convert such coverages to personal coverage at his sole cost and expense (or, if applicable, at the sole cost of his surviving spouse), subject to the restrictions on conversion applicable to such coverage.

     (ii) Office Space. During the Service Period, the Corporation will provide Executive with office space (consistent with the space provided to Executive on the Signing Date), parking space, together with the services of a secretary, appropriate to his status hereunder.

     (iii) Car and Driver. During the Service Period, a car and driver of the Corporation will be made available to Executive for Corporation business purposes, but only to the extent such car and driver are not, in the sole discretion of the Chief Executive Officer of CNA, otherwise reserved or used for other business purposes.

     (iv) Clubs. During the Service Period, Executive shall be designated by the Corporation as eligible to use the Corporation's membership in the Economics Club and the Executives Club.

         4.  Covenants.

     A. Confidentiality. Executive agrees that, during the Service Period, and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation and any other business or entity in which at any relevant time the Corporation holds greater than a 10% equity (voting or non-voting) interest (an "Affiliate") that shall have been obtained by Executive during his employment by or affiliation with the Corporation or during the Service Period and that shall not be public knowledge other than by acts of Executive or his representative ("Confidential Material"). Executive shall not, without the prior written consent of the Chief Executive Officer of CNA, communicate or divulge any Confidential Material to anyone other than the Corporation and those designated by it.

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     B. Competition.  Executive hereby agrees that, until the Cessation Date, he will not, directly or indirectly, without the prior written approval of the Chief Executive Officer of CNA, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time competes in any respect with any of the principal businesses of the Corporation or with any of the principal businesses of any Affiliate (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the voting securities of any publicly traded corporation regardless of the business of such corporation. Upon the written request of Executive, the Chief Executive Officer of CNA will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section B; provided that the Chief Executive Officer of CNA may require Executive to provide such information as the Chief Executive Officer determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Chief Executive of CNA may determine.

     C. Solicitation. Executive agrees that during the Service Period (or if Cessation Date occurs prior to September 19, 2008, for the period beginning on the Signing Date and ending on the six-month anniversary of the Cessation Date), he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Corporation or any Affiliate, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Corporation or any Affiliate.

     D. Non-Interference. Executive agrees that during the Service Period (or if Cessation Date occurs prior to September 19, 2008, for the period beginning on the Signing Date and ending on the twelve-month anniversary of the Cessation
Date), he will not disturb or attempt to disturb any business relationship or agreement between either the Corporation or an Affiliate and any other person or entity.

     E. Effect of Breach. Executive acknowledges that his violation of the foregoing covenants of this Section 4 could cause the Corporation irreparable harm and he agrees that the Corporation shall be entitled to injunctive relief restraining Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the Corporation to secure such relief said bond need only be in a nominal amount. Subject to Section F next below, the right of the Corporation to seek injunctive relief shall be in addition to any other remedies available to the Corporation with respect to an alleged or threatened breach.

     F. Limitation on Remedies. The Corporation shall not be entitled to suspend payments otherwise due to Executive by reason of Executive's violation of Sections 4A, 4B, 4C, or 4D hereof (whether before or after a judgment is obtained by the Corporation against Executive). The Corporation shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts owed to the Corporation by Executive. Nothing in this Section F shall limit the Corporation's remedies in the case of Executive's violation of this Agreement, except as otherwise specifically provided in this Section F.

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     G. Effect of Covenants.  Nothing in Sections 4A, 4B, 4C, or 4D hereof shall be construed to adversely affect the rights that the Corporation would possess in the absence of the provisions of such sections.

         5.  Miscellaneous.

     A. Other Agreements. This Agreement shall be effective on the later of the Signing Date or the approval of this Agreement by the board of directors of the Corporation pursuant to Section 5H hereof. Prior thereto, the terms and conditions of Executive's employment with the Corporation shall be governed by the Employment Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between Executive and the Corporation and supersedes all prior agreements and understandings, written or oral, including, but not by way of limitation, the Employment Agreement.

     B. Successors. This Agreement is personal to Executive and may not be assigned by Executive without the consent of the Corporation. However, to the extent that rights or benefits under this Agreement otherwise survive Executive's death, Executive's heirs and estate shall succeed to such rights and benefits pursuant to Executive's will or the laws of descent and distribution; provided that Executive shall have the right at any time and from time to time, by notice delivered to the Corporation, to designate or to change the beneficiary or beneficiaries with respect to such benefits. This Agreement may be assigned to a successor to all or substantially all of the business or assets of the Corporation, but only if such successor expressly agrees to assume and perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it in the absence of such assignment.

     C. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section C, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Corporation, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section C shall not be construed to limit the Corporation's right to obtain relief under Section 4E hereof with respect to any matter or controversy subject to Section 4E hereof, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Corporation shall be entitled to obtain any such relief by direct application to state, federal or other applicable court, without being required to first arbitrate such matter or controversy.

     D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to the principles of conflict laws.

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     E.  Amendment.  This  Agreement  may only be amended  by written  agreement executed by the parties hereto or their respective successors or legal representatives.

     F. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (ii) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

     (iii) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

         If to Executive:

         Dennis H. Chookaszian
         1100 Michigan Avenue
         Wilmette, IL 60091

         If to the Corporation:

         CNA Financial Corporation
         CNA Plaza
         Chicago, IL 60685
         Attn:  Corporate Secretary

or to such other address as either party shall furnished to the other party in writing in accordance with the provisions of this Section F.

     G. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent such provision can not be appropriately reformed or modified).

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
     H. Approval by Board. The board of directors of the Corporation shall consider approval of this Agreement at its next meeting occurring after the complete execution of this Agreement. The effectiveness of the Corporation's execution of this Agreement is contingent on the Agreement being approved by a majority of the board of directors of the Corporation (excluding Executive) at the time specified in this Section H, and the Agreement shall be void if such approval is not given. The Corporation shall provide written notice to Executive of the approval or disapproval of the agreement by the Corporation's board of directors.

         IN WITNESS WHEREOF, Executive has hereunto set his hand and, subject to
Section 5H hereof, the Corporation has caused this Agreement to be executed on its behalf, all as of the Signing Date.

Attest:                                              CNA Financial Corporation


S/MARY RIBIKAWSKIS                   By: S\JONATHON KANTOR
-----------------------------       -----------------------------------------
Assistant Secretary                 Its: Senior Vice President, General
                                         Counsel and Secretary

                                        S/DENNIS H. CHOOKASZIAN
                                   ------------------------------------------
                                        Dennis H. Chookaszian

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

                                     ANNEX A

                              LETTER OF RESIGNATION

Board of Directors
CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685

Dear Sirs:

         Effective February 9, 1999, in accordance with the provisions of the Service Agreement between CNA Financial Corporation (the "Corporation") and me dated February 9, 1999 (the "Continuing Service Agreement"), I hereby resign from all positions (including, without limitation, any position as a member of any board of directors) with the Corporation (subject to my remaining on the Board of Directors of the Corporation in accordance with the provisions of the Service Agreement, and subject to my remaining an employee of the Corporation until March 31, 1999 in accordance with the provisions of the Service Agreement), and any other business or entity in which the Corporation holds greater than a 10% equity (voting or non-voting) interest, including, without limitation, resignation as an underwriter for CNA Lloyd's of Texas, and resignation from the boards of directors of the following:

American Casualty Company of Reading  Pennsylvania
Boston Old Colony Insurance Company
CNA Casualty of California
CNA Casualty of Illinois
CNA  Foundation
CNA Reinsurance  Company
CNA  Structured  Settlements,  Inc.
Continental  Assurance Company
Columbia Casualty Company
Commercial  Insurance Company of Newark,  New Jersey
Continental   Casualty  Company
Continental   Reinsurance   Corporation
Firemen's Insurance Company of Newark, New Jersey
Galway Insurance Company
Hedge Financial  Corporation
Hedge Financial  Products,  Inc.
Hedge Investor Services, Inc.
Kansas City Fire and Marine  Insurance  Company
National  Fire  Insurance Company of Hartford
National-Ben Franklin Insurance Company of Illinois
Niagara Fire Insurance Company North Pearl Management, Inc.

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
Pacific Insurance Company
Settlement Options, Inc.
South Street Insurance Brokers, Inc.
The Buckeye Union Insurance Company
The Continental Corporation
The Continental Insurance Company
The Continental Insurance Company of New Jersey
The Fidelity and Casualty Company of New York
The Glens Falls Insurance Company
The Mayflower Insurance Company, Ltd.
Transportation Insurance Company
Valley Forge Insurance Company
Valley Forge Life Insurance Company

         In the event that the Chief Executive Officer of CNA (as defined in the Continuing Service Agreement) requests that I do so, I agree to tender promptly my resignation as: (a) director of the American Insurance Association, (b) director of the Insurance Services Office, (c) director of the American Council of Life Insurance, (d) director of the Council of Insurance Company Executives,
(e) trustee and director of the Foundation for Health Enhancement, and (f) a director, officer, trustee, and member of and any organization with respect to which my holding such position may be viewed as representing the interests of the Corporation or CNA.

                                                        Very truly yours,

                                                        S/DENNIS H. CHOOKASZIAN
                                                        Dennis H. Chookaszian

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